                                                               Exhibit (10)-(46)

                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT

                  THIS AMENDMENT made this 22nd day of FEBRUARY, 2000, among JOHN D. TURNER, resident of Pittsburgh, Pennsylvania (hereinafter called the "Executive"), COPPERWELD CORPORATION, a Delaware corporation (hereinafter called "the Corporation"), and THE LTV CORPORATION, a Delaware corporation (hereinafter called "LTV").
                                   WITNESSETH:

                  WHEREAS, the Corporation and the Executive entered into an Employment Agreement on August 30, 1988, for the employment of the Executive with the Corporation as President and Chief Executive Officer (the "Original Agreement"); and

                  WHEREAS, Executive and the Corporation entered into an amendment to the Agreement on May 7, 1993 (the "Amendment");

                  WHEREAS, Executive and the Corporation entered into a second amendment to the Agreement on November 10, 1999 (the "Second Amendment") (the Original Agreement, Amendment and Second Amendment are collectively referred to as the "Agreement");

                  WHEREAS, the Agreement has been restated, as set forth in Exhibit A, which is attached to this Amendment, to incorporate into one document solely for ease of reference the Original Agreement, the Amendment and Second Amendment, and the terms of the Agreement are incorporated herein by reference as though restated in full;

                  WHEREAS, LTV acquired all of the outstanding common stock of the Corporation on November 10, 1999, and, as a result of such business transaction, the Corporation is now a wholly owned subsidiary of LTV;

                  WHEREAS, the Corporation has been combined with the welded tube and steel tube businesses of LTV and its Affiliates into one business unit (hereinafter called "LTV Copperweld");

                  WHEREAS, the Corporation and LTV desire to employ the Executive as an Executive Vice President of LTV and the President of LTV Copperweld; and

                  WHEREAS, the Corporation, LTV and the Executive desire to make further changes to the Agreement.

                  NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree that the Agreement shall be further amended, effective as of November 10, 1999, as follows:

         1. Section 1(a) of the Agreement is hereby deleted and the following
Section 1(a) is substituted in lieu thereof:

                  1.       EMPLOYMENT
                           (a) The LTV Corporation ("LTV") hereby employs the
                  Executive to render services to LTV as an Executive Vice President of LTV and the Corporation hereby employs the Executive to render services to the Corporation as the President of LTV Copperweld. The Executive shall devote his full time and attention to rendering his services in the general management of the business of the Corporation and shall report to the Chief Executive Officer or Chief Operating Officer of LTV and perform such other duties commensurate with his position as may be specified from time to time by the Chief Executive Officer or Chief Operating Officer of LTV.

         2. Section 2 of the Agreement is hereby deleted and the following
Section 2 is substituted in lieu thereof:

                  TERM: This Agreement shall commence and shall be effective and immediately binding as of November 10, 1999 (hereinafter called "Effective Date") and continue until December 31, 2002, unless earlier terminated as set forth in Sections 7, 10(a), 11 and 5 (which provides that the Executive may quit or retire and receive a supplemental pension benefit as provided in
                  Section 5(b)(1)(i) before he reaches age 65, but after he reaches age 55, if the Executive is continuously employed by the Corporation until the date he attains age fifty-four and provided the Executive gives the Corporation's Board of Directors one year's written notice of his intent to do so, unless the Corporation and the Executive mutually consent in writing to a shorter notice period) (the "Term"). By way of example, under Section 5 of the Agreement, the Executive may, on his fifty-fourth birthday, give notice of his intention to retire on his fifty-fifth birthday and, in that event, the Executive is entitled to receive the supplemental pension benefits as described in Section 5(b)(1)(i). Unless specifically set forth herein to the contrary, the Executive's rights and the Corporation's corresponding obligations under Sections 4A, 5, 7, 8, 10 and 18 of this Agreement shall not terminate on the termination of this Agreement, but shall continue until all amounts due Executive thereunder are paid in full. Thereafter, this Agreement shall remain in effect from year to year in accordance with the terms hereof; provided that the Corporation shall have the right to terminate it at any time, in which case the Executive shall be entitled to the benefits, if any, hereinafter set forth (except in the case of a termination for cause), and the Executive shall have the right to terminate the Agreement provided he gives the Corporation written notice of his intent to terminate at least twelve months before his anticipated termination date, in which case the Executive shall be entitled to the benefits, if any, hereinafter set forth.

         3. Sections 4(a) and 4(b) of the Agreement are hereby deleted and the following Sections 4(a) and 4(b) are substituted in lieu thereof:

                           (a) During the term of this Agreement, the
                  Corporation shall pay Executive, in equal monthly installments, a salary at an annual rate of $500,000 or greater (the "Annual Salary"). Such rate shall be reviewed annually in accordance with the Corporation's policies to determine whether Executive's Annual Salary should be increased.

                           (b) As long as the Executive is an employee of
                  Corporation, if the Corporation, LTV or LTV Copperweld awards its executive class of officers bonuses and/or additional incentive compensation, the Executive shall be entitled to equitably participate in such bonuses and/or additional incentive compensation.

         4. The following Section 4A is hereby made a part of the Agreement:

                  4A. DEFERRED COMPENSATION CREDIT. As soon as reasonably practicable following the Effective Date, one million five hundred thousand dollars ($1,500,000) of deferred compensation (the "Deferral Amount") shall be credited to an account for the Executive in the LTV Corporation Executive Deferred Compensation Plan (the "EDC Plan") and shall be "funded" in a "rabbi trust" previously created by LTV which provides funding for the EDC Plan and other plans. Executive acknowledges that he is an unsecured creditor of LTV with respect to his account in the EDC Plan and that assets in the rabbi trust are not set aside from general creditors of LTV.

                           (a) Two-thirds of the Deferral Amount and any
                  earnings and appreciation thereon shall become nonforfeitable on the second anniversary of the Effective Date if the Executive remains employed by the Corporation on such date, and the remaining one-third of the Deferral Amount and any earnings and appreciation thereon shall become nonforfeitable on the third anniversary of the Effective Date if the Executive remains employed by the Corporation on such date. Notwithstanding the foregoing, and notwithstanding any provisions of the EDC Plan, the Executive will forfeit any rights to the Deferral Amount and any earnings or appreciation thereon if, prior to the third anniversary of the Effective Date, his employment with the Corporation is terminated for cause as set forth in Section 10(a).

                           Notwithstanding any provisions of the EDC Plan to the
                  contrary, the Executive shall have the right to irrevocably elect to receive an in-service lump sum distribution of the non-forfeitable portion of his Deferral Amount on the two dates such Deferral Amount becomes nonforfeitable as set forth in Section 4A of this Agreement (the "Vesting Date"). An election to receive such an in-service distribution shall be made not later than 30 days following the signing of this Third Amendment. Such distribution, if elected, shall be made without penalty not later than 30 days following the Vesting Date under one of the forms provided in Section 6.4 of the EDC Plan which forms will include a lump sum distribution option. The EDC Plan shall be amended as necessary to carry out the foregoing provisions.

                           (b) Executive's right sin the Deferral Amount will
                  become nonforfeitable immediately on his death or permanent disability (within the meaning of the Corporation's long term disability plan applicable to the Executive at the time of such disability) or termination by the Corporation for any reason or no reason other than for cause as set forth in
                  Section 10(a). The Executive may elect payment of the nonforfeitable portion of the Deferral Amount and any earnings or appreciation thereon in accordance with the terms of the EDC Plan. The Deferral Amount and any earnings and appreciation thereon shall not be taken into account for purposes of any pension or other benefit calculations under any plan, policy, program or arrangement of the Corporation, including, but not limited to the supplemental pension benefits provided for in Section 5.

         5. Section 5(b)(2)(i) of the Agreement is hereby deleted and the following Section 5(b)(2)(i) is substituted in lieu thereof:

                           (b)(2)(i) If the Executive's employment is terminated
                  by the Corporation other than for cause, as set forth in
                  Section 10(a), or the Executive's employment is terminated as a result of his permanent incapacity, as set forth in Section 7(d), the Executive shall be eligible to begin receiving the supplemental pension benefit provided for in accordance with
                  Section 5(a) upon his reaching age 55, (or such later age as he elects pursuant to the election procedure set forth in Section (b)(1)(i) hereof, which procedure is incorporated herein by reference) and upon completion of any time period during which the Executive continues to receive the equivalent of his Annual Salary as set forth in Section 7(d) or 10(b), whichever is later, except that for purposes of calculating the amount of the supplemental pension benefit, the percentage set forth in Exhibit 1 shall be substituted for sixty percent (60%) in paragraph 5(a)(1). For purposes of determining the Executive's number of years of service, the period during which he receives the equivalent of his Annual Salary after being terminated on account of his permanent incapacity pursuant to Section 7(d) or as a result of a change in control as set forth in Section 10(d) shall be included in the number of years that he was otherwise employed by the Corporation and the equivalent of his Annual Salary paid during such period shall be included in his annual compensation for the purpose of calculating his Average Annual Compensation. The time period during which he receives the equivalent of his Annual Salary after being terminated pursuant to Section 10(b) shall not be included in determining the number of years of service.

                           By way of illustration, if the Executive at age 60 is
                  terminated pursuant to Section 10(b) at which time he would have more than 21 years of service, and he elects to receive the supplemental pension benefit after reaching age 63, he would receive 60% (the applicable percentage set forth in Exhibit 1), of his Average Annual Compensation for purposes of calculating his supplemental pension benefit in accordance with Section 5(a).

                           By way of further illustration, if the Executive is
                  terminated pursuant to Section 10(b) at age 56, at which time he would have more than seventeen years of service, and he elects at age 59 to immediately receive a supplemental pension benefit, he would receive 48% of his Average Annual Compensation in making the calculation in Section 5(a) (the applicable percentage set forth in Exhibit 1 at age 59). If, assuming the same termination date, the Executive elects to receive his pension after reaching age 62, he would receive 60% of his Average Annual Compensation in making the calculation.

                           As a final example, if the Executive is terminated as
                  a result of his permanent incapacity in accordance with
                  Section 7(d) on his sixteenth employment anniversary date, and he then receives the equivalent of his Annual Salary for three years, his number of years of service would be nineteen (sixteen years of employment and the receipt of the equivalent of his Annual Salary for three years after being terminated on account of his permanent incapacity) and, if he elects to begin receiving his supplemental pension benefit at age 57, he would receive 44% (the applicable percentage in Exhibit 1) of his Average Annual Compensation for purposes of calculating his supplemental pension in accordance with 5(a).

                           In addition, in calculating the amount of the offset
                  for Primary Social Security and the other offsets and reductions listed in Section 5(a), it shall be conclusively presumed that the Executive started to receive those benefits as soon as he was eligible for them, without regard to whether he was actually receiving them. To illustrate the foregoing, in the preceding example, when the Executive was terminated at age 56 pursuant to Section 10(b), and elected to receive an immediate supplemental pension benefit after full payment of his three year salary benefit, at which time he would be 59, his supplemental pension would be equal to 48% of his Average Annual Compensation. It would then be reduced for any pension benefit under the Pension Plan as it currently exists because under that Plan, there is a provision for an early retirement benefit at age 55 or thereafter (with 5 years of continuous service). Accordingly the Executive's benefit hereunder would be reduced dollar-for-dollar by the amount which he could receive at age 56 in the normal form of annuity payment from the Pension Plan, whether or not he elects to receive benefits at that time from the Pension Plan. Furthermore, when the Executive attains age 62, he would then have become eligible (under the law in force at the date of this Agreement), to receive a primary social security benefit, and his supplemental pension hereunder would be further reduced dollar-for-dollar by the amount of such social security benefit as he would have been entitled to receive whether or not he elected to receive that social security benefit.

         6. Section 5(c)(2) of the Agreement is hereby deleted and the following
Section 5(c)(2) is substituted in lieu thereof:

                           (c)(2) With respect to the supplemental pension
                  benefit payable under Section 5(a) or (b), the following provisions shall apply: (1) after the payment of the supplemental pension benefit commences, there shall be no adjustments thereto for any subsequent increases in the Executive's employer-provided retirement income benefits payable under the qualified defined benefit plans, qualified defined contribution plans, and/or qualified money purchase plans of other employers or under Social Security or under the Pension Plan; (2) any time period during which the Executive or his surviving spouse is receiving the equivalent of the Executive's Annual Salary after his termination or death shall not be included in his years of service for purposes of determining the percentage of his Average Annual Compensation to be used in calculating the supplemental pension except, as set forth in Section 5(b)(2)(i), for that time period during which the Executive is receiving the equivalent of his Annual Salary after being terminated on account of his permanent incapacity in accordance with Section 7(d) or as a result of a change in control as set forth in Section 10(d); and (3) the phrase "years of service" shall include all that time since the Executive's date of hire by the Corporation on June 16, 1984. In calculating years of service, if the Executive is terminated without cause pursuant to Section 10(b) the number of full calendar months that the date of his termination exceeds his employment anniversary date shall be included, on a pro-rata basis, in determining the applicable percentage set forth in the schedule attached hereto as Exhibit 1. For example, the Executive's employment anniversary is June 16; therefore, if he is terminated on December 16, 2000, sixteen years and six full calendar months after his date of hire, and he elects to receive his supplemental pension benefit at age 65, the percentage of his Average Annual Compensation that would be used in calculating his benefit would be 58.35 (one-half of the percentage between sixteen years of service and seventeen years of service assuming receipt of the benefit at age 65, as set forth in Exhibit 1). If the Executive retires or is terminated as a result of his permanent incapacity in accordance with 7(d), the number of months he has been employed after his separation date will not be included on a pro-rata basis in determining his years of service (in the case of a termination pursuant to section 7(d), the Executive is already receiving credit for additional years of service pursuant to Section 5(b)(2)).

         7. Section 6 of the Agreement is hereby deleted and the following
Section 6 is substituted in lieu thereof:

                  6.       COVENANT AGAINST COMPETITION.

                           (a) The Executive agrees that (i) at all times during
                  the term of this Agreement, (ii) for two years after the Executive retires or is terminated for any reason, and (iii) any time in which the Executive is receiving an Annual Salary from the Corporation, or the equivalent of his Annual Salary from the Corporation, after this Agreement has been terminated (but for purposes of this Section 6(a), the payment of any form of pension or retirement benefits to the Executive in connection with his retirement from the Corporation in accordance with this Agreement (including Section 5 hereof), or under any other qualified or nonqualified plans which provide retirement benefit in accordance with the Corporation's policies regarding the retirement of senior executives shall not be considered to be Annual Salary or its equivalent), the Executive will not directly or indirectly engage in any business which is substantially competitive with any business then actively conducted by LTV Copperweld and any other business of LTV that the Executive at the time has a major responsibility in the control and direction thereof, either as owner, partner or officer, or employee of such a business, and the Executive will not consult with any such competitive business; provided, however, that ownership by the Executive of not more than five percent (5%) of the outstanding shares of stock of any such business listed on any national stock exchange or of not more than twenty-five percent (25%) of the stock of any such business not so listed shall not be deemed to amount to a violation of this covenant.

                  If the Executive is first elected to be a director of any business enterprise after the Effective Date, neither such election nor the Executive's service as a director of such business enterprise shall be deemed to amount to a violation of this covenant if, prior to accepting any such directorship, the Executive seeks and secures the prior approval of the Board of Directors of the Corporation. Notwithstanding the foregoing, the Executive is expressly permitted to continue to serve as a director of any business enterprise of which he was serving as a director as of the Effective Date, and he shall not be deemed to be in violation of the foregoing covenant by continuing such service from and after the Effective Date.

                           (b) In the event of a change in control, as the
                  result of which the Executive is entitled to benefits under the LTV Corporation Change in Control Severance Pay Plan I ("LTV Change in Control Plan"), and elects to receive such benefits, the covenant not to compete contained in Section 6(a) above shall become void and of no effect and the non compete provisions of the LTV Change in Control Plan shall control.

         8. Section 10 of the Agreement is hereby deleted and the following
Section 10 is substituted in lieu thereof:

                  10.      INVOLUNTARY TERMINATION OF EMPLOYMENT.

                           (a) The Corporation may terminate the employment of
                  the Executive for cause at any time, in which event this Agreement shall automatically terminate in its entirety (except for the obligations of the Executive set forth in Section 6), and no further payments whatsoever shall be due to the Executive or to any beneficiary or his estate hereunder. Termination shall be deemed to be "for cause" only if such termination is by reason of conviction of a felony or by reason of any act, or failure to act, by the Executive, in bad faith and to the material detriment of the Corporation, as determined by the Board of Directors of the Corporation acting reasonably upon the substantial evidence before it.

                  Notwithstanding the foregoing, the Board of Directors of the Corporation may, in its discretion, if it feels warranted under the circumstances, award some termination payment to the Executive.

                           (b) If on or prior to December 31, 2002, the
                  Executive's employment is terminated other than for the reasons set forth in Sections 7(d) or 10(a) of this Agreement or under circumstances which would entitle Executive to receive the benefits provided under the LTV Change in Control Plan, the Corporation shall pay to the Executive from its general funds, an amount equal to three (3) times the amount of the Executive's Annual Salary in equal monthly installments for thirty-six (36) months. In the event of the Executive's death before payment in full, the remaining payments shall be made to the beneficiary or beneficiaries designated by the Executive to the Corporation in writing or, absent such a designation, to his estate. If the Corporation terminates the Executive's employment under this Section 10(b), it shall also provide the following benefits to the Executive: (i) continuation for a period of three years, or until the Executive's death, whichever event occurs first, of that group medical, dental and life insurance coverage which is generally applicable to the Corporation's salaried employees; (ii) continuation of the split dollar life insurance program described in Section 4(c) of this Agreement; (iii) transfer to the Executive of title to the vehicle which the Executive is then using, free and clear of any liens (but the Executive shall pay all taxes associated with the transfer); (iv) executive outplacement services consistent with the level of such services provided to other senior executives; and (v) the payment of the portion of any award under the Management Bonus Program to which the Executive would have been entitled for the year in which the termination occurs, prorated based upon the date of termination.

                           (c) If the Executive's employment is terminated on or
                  after January 1, 2003, the provisions of the LTV Corporation Executive Severance Plan ("LTV Severance Plan") shall control; provided, however that the definition for "for cause" set forth in Section 10(a) shall be applied in determining a Qualifying Termination under such Plan.

                           (d) The Compensation and Organization Committee of
                  the Board of Directors of LTV shall designate in a Committee Action that Executive be an "Executive" covered by the LTV Change in Control Plan as of the Effective Date, benefiting from the provisions of Section 4 of such Plan, and Executive shall remain covered by such Plan or any successor plan applicable to comparably situated executives during the Term of the Agreement.

         9. Section 11 of the Agreement is deleted and the following Section 11 is substituted in lieu thereof:

                  11. CIRCUMSTANCES WHICH EXECUTIVE MAY CONCLUSIVELY DEEM TO BE A TERMINATION WITHOUT CAUSE.

                           Notwithstanding any provision of this Agreement to
                  the contrary, the Executive shall be entitled to resign voluntarily upon written notice to the Chief Executive Officer of LTV within sixty (60) days of any of the following events, but only if any such event shall have occurred on or prior to December 31, 2002, and to have such resignation treated as a termination by the Corporation without cause, thereby entitling the Executive to all benefits under this Agreement arising from such termination:

                           (1) a material change or announcement of a material
                  change in the Executive's position and offices with the Corporation or LTV set forth in Section 1;

                           (2) a material change in the authority, duties or
                  responsibilities of the Executive; or

                           (3) a reduction in the Executive's Annual Salary or
                  annual incentive opportunity from its then current level.

                  For purposes of this section only, a material change in the Executive's authority, duties and responsibilities shall not be deemed to have occurred in the event such change is the result of a closure or sale of a portion of the Corporation's business for which the Executive has authority or responsibility.

         10. Section 12 of the Agreement is deleted and the following Section 12 is substituted in lieu thereof:

                  12.      This Section has been intentionally omitted.

         11.      The following Section 18 is hereby made a part of the
Agreement:

                  18. CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION. Anything in this Agreement to the contrary notwithstanding, if it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 18) or distribution by the Corporation or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting of exercisability or any of the foregoing (a "Payment"), would be subject to the excise tax imposed by
                  Section 4999 of the Code by reason of being considered "contingent on a change in ownership or control" of LTV, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment") from the Corporation. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Payment.

         12. As of the Effective Date, the Executive hereby forever waives any and all rights he may have had pursuant to the provision of Section 11 of the Original Agreement and the amendment to Section 11 as set forth in the May 7, 1993 Amendment, as a result of the acquisition of all the outstanding common stock of the Corporation by LTV on November 10, 1999 and as a result of Executive's change in responsibilities due to the combination of Copperweld with the welded tube and steel tube businesses of LTV forming LTV Copperweld.

         13. All other terms, provisions, sections and subsections of the Agreement, are hereby restated, approved and ratified in all other respects.

         IN WITNESS WHEREOF, the Executive has signed and sealed this Amendment and the Corporation and LTV have caused this Amendment to be executed by a duly authorized person and its Corporate seals to be hereunto affixed the day and year first above written.

WITNESS:                                    JOHN D. TURNER

/s/ Karl W. Heckman                         /s/ John D. Turner          (SEAL)
------------------------------------        -----------------------------------

ATTEST:                                     COPPERWELD CORPORATION

/s/ N. David Bleisch                        By:  /s/ J. Peter Kelly
------------------------------------            -------------------------------
Secretary/Assistant Secretary (SEAL)


ATTEST:                                     THE LTV CORPORATION

/s/ N. David Bleisch                        By:  /s/ J. Peter Kelly
------------------------------------             ------------------------------
Secretary/Assistant Secretary (SEAL)

                                   SCHEDULE A
                   TO THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
                   ------------------------------------------

                              EMPLOYMENT AGREEMENT

                  AGREEMENT made this _____ day of _________, between JOHN D. TURNER, a resident of Pittsburgh, Pennsylvania (hereinafter called the "Executive"), and COPPERWELD CORPORATION, a Delaware corporation, with offices at Four Gateway Center, Pennsylvania (hereinafter called the "Corporation").

                              W I T N E S S E T H:

                  WHEREAS, the Corporation desires to employ the Executive as President and Chief Executive Officer; and

                  WHEREAS, the Executive desires to accept employment with the Corporation as its President and Chief Executive Officer.

                  NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

         1.       EMPLOYMENT.
                  ----------

                  (a) The Corporation hereby employs the Executive to render services to the Corporation as President and Chief Executive Officer. The Executive shall devote his full-time and attention to rendering his services in the general management of the business of the Corporation and shall report to the Board of Directors and perform such other duties commensurate with his position as may be specified from time to time by the Board of Directors or by a committee or subcommittee thereof, as may be specified from time to time by the Board of Directors.

                  (b) The Executive hereby accepts such employment and agrees that he will during the continuance hereof devote his full-time and attention and best talents and abilities to the duties of employment hereby accepted by him.

                  (c) The Executive agrees to serve without additional compensation as a Director or member of any committee of the Board of Directors of the Corporation.

         2. TERM. This Agreement shall commence on August 30, 1988 and continue until December 31, 1995, unless earlier terminated as set forth in Sections 7, 10 and 11. Thereafter, this Agreement shall remain in effect on the same terms as set forth herein, except that the Corporation shall have the right to terminate it at any time, in which case the Executive shall be entitled to the benefits, if any, hereinafter set forth (except in the case of a termination for cause), and the Executive shall have the right to terminate the Agreement provided he gives the Corporation written notice of his intent to terminate at least twelve months before his anticipated termination date, in which case the Executive shall be entitled to the benefits, if any, hereinafter set forth.

         3. PLACE OF EMPLOYMENT. The Corporation agrees that the Executive will have his principal office at and will perform his principal duties at the Corporation's headquarters office, Four Gateway Center, Pittsburgh, Pennsylvania, or such other address to which the Corporation's headquarters may be removed during the term of this Agreement. Notwithstanding the foregoing, the Executive acknowledges that it may be necessary from time to time for him, in the performance of his duties, to travel on behalf of the Corporation and to perform such duties while temporarily away (for unpredictable periods of time) from his principal office.

         4. COMPENSATION. As compensation to the Executive for his performance of the services to be rendered herein and for his performance of all the additional obligations of employment imposed by common law or statutory law with respect to his positions and offices with the Corporation, the Corporation agrees to pay to the Executive and the Executive agrees to accept the following salary, other compensation and benefits, in addition to the other compensation and benefits provided under this Agreement:

                  (a) During the term of this Agreement, the Corporation shall pay the Executive, in equal monthly installments, a salary at an annual rate of $250,000, or such greater rate as the Board of Directors may from time to time determine (the most recent rate, annualized, being herein referred to as the "Annual Salary").

                  (b) As long as the Executive is an employee of the Corporation, if the corporation awards its executive class of officers bonuses and/or additional incentive compensation, the Executive shall be entitled to equitably participate in such bonuses and/or additional incentive compensation as determined and awarded in the discretion of the Compensation Committee of the Board of Directors.

                  (c) The Executive shall be entitled to participate, so long as he is an employee of the Corporation, in any and all of the Corporation's present or future employee benefit plans, including without limitation pension plans, profit-sharing plans, insurance plans, and other benefits, which are generally applicable to the Corporation's executives; provided, however, that the accrual and/or receipt by the Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined and controlled by the provisions of such plan. Without limiting the foregoing, the Corporation agrees to provide $400,000 of split-dollar whole life insurance on the Executive's life is subject to and covered by separate agreement, and the latter is controlling.

         5.       SUPPLEMENTAL PENSION BENEFITS.

                  (a)(1) Should the Executive continue in the employ of the Corporation until his retirement at age 62 (or later, if requested in writing to do so by the Corporation), the Corporation shall pay, beginning with the month following such retirement to the Executive in monthly installments for his lifetime, from the general funds of the Corporation, a supplemental pension benefit equal to the difference between (i) all amounts which the Executive receives as

Primary Social Security benefits, plus the employer-provided retirement income benefits payable under the then existing qualified defined benefit plan of the Corporation, or any successor corporation (the "Pension Plan") and (unless waived by the Compensation Committee of the Board of Directors of the Corporation as more fully set forth at the end of this paragraph 5(a)(1)) under the qualified defined benefit plans, qualified defined contribution plans and/or qualified money purchase plans or other employers and (ii) sixty percent (60%) of the average of the highest annual compensation paid by the Corporation to him in any three consecutive calendar years of the ten most recently completed calendar years ending on or prior to the date of his retirement (the "Average Annual Compensation"). In determining the Executive's annual compensation, the amounts to be included in this calculation shall be limited to his Annual Salary and his yearly bonus and/or additional yearly incentive compensation (and for this purpose, the Executive's yearly bonus and/or additional yearly incentive compensation, if any, shall be deemed to have been paid, and shall be included in his annual compensation, in the year that they are earned, even if they are paid in a subsequent year) and shall include all other compensation and other benefits received by the executive including, but not limited to, long-term incentive bonuses such as stock option rights, and restricted stock. In addition, and for the purpose of this calculation, the amount of the Executive's annual compensation shall not be reduced by the amount of salary, bonus or yearly incentive compensation the receipt of which the Executive elects to defer pursuant to a plan or arrangement approved by and participated in by the Corporation.

                  For purposes of the offsets referred to above, the phrase "employer-provided retirement income benefits payable under the then existing qualified defined benefit plans of the Corporation and under the qualified defined benefit plans, qualified defined contribution plans, and/or qualified money purchase plans of other employers," shall mean those benefits that are in fact paid to the Executive under all such plans, provided that, (1) in the event that the Executive is married on the date that he first becomes eligible for employer-provided retirement income benefits under any qualified defined benefit plan, the amount of the offset with respect to any such plan shall not be less than the amount he would have received had there been a qualified joint and survivor benefit in effect, and (2) in the case of a qualified defined contribution plan or a qualified money purchase plan, the amount of the offset shall be the benefit payable thereunder (i) in the form of a qualified joint and survivor annuity if the Executive is married on the date the offset is determined or (ii) in the form of a single life annuity if the Executive is not married on the date the offset is determined, with the amount of the benefit payable under each said annuity determined by the applicable purchase rates used under the plan, or in the absence of such purchase rates, by the 1983 Group Annuity Mortality Tables for Males and interest at the rate the Pension Benefit Guaranty Corporation would use as of the date of determination to calculate the present value of a lump sum distribution on plan termination. Also for purposes of the offsets referred to above, the phrase "employer-provided retirement income benefits payable under the then existing qualified defined benefit plans of the Corporation and under the qualified defined benefit plans, qualified defined contribution plans, and/or qualified money purchase plans of other employers" shall not include any retirement income benefits attributable to employer contributions made as a result of the Executive's election to reduce or defer the receipt of his salary pursuant to a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986 or pursuant to any comparable arrangement permitted under current or subsequent law.

                  The Executive shall have the right to request that the offsets hereinabove set forth for amounts attributable to the qualified defined benefit plans, qualified defined contribution plans, and/or the qualified money purchase plans of other employers be waived, so that such amounts would not be taken into account in calculating the amount of the supplemental pension benefit hereunder. Such request for waiver shall be in writing and shall be addressed to all members of the Compensation Committee of the Board of Directors of the Corporation (or whatever committee then is performing the functions being performed, as of the date of this agreement, by the Executive Compensation Committee). The Committee shall render its decision on the Executive's request as soon as practicable following receipt thereof. The Committee's decision will be final and not subject to appeal.

                  5(a)(2) Upon the Executive's death following his retirement pursuant to paragraph 5(a)(1), his surviving spouse shall be entitled to receive in monthly installments during her lifetime, one-half of the supplemental pension benefit that the executive was receiving or eligible to receive on the date of his death. For all purposes of this Agreement, to qualify as a "surviving spouse," the woman to whom the executive was married, and not separated from (without respect to the cause of separation), on the date of the Executive's death must be the same woman to whom the Executive was married, and not separated from (without respect to the cause of separation) on the date he retired or his employment was otherwise terminated.

                  5(b)(1)(i) If the Executive is continuously employed by the Corporation until the date he attains age fifty-four, then, provided the executive gives the Board of Directors one year's written notice of his intent to do so (unless the parties mutually consent in writing to a shorter notice period, which consent may be unreasonably withheld by the Corporation), he shall be entitled to quit or to retire and receive a supplemental pension benefit, as hereinafter described, before he reaches age 62 but before he reaches age 55, but in no event sooner than one year from the date that the Board of Directors receives his written notice (unless, as set forth above, the parties have mutually consented in writing to a shorter notice period). As long as the Executive satisfies the two foregoing conditions (i.e., continuous employment until he attains fifty-four years of age, and the proper written notice of his intent to quit or to retire), the actual date he retires, and the date he elects to receive his supplemental pension benefits (which he has the option to defer in order to increase the percentage of the Average Annual Compensation that would be used in calculating his benefits pursuant to Section 5(a)) shall be left to him, and the pension benefit will be paid on a monthly basis as on as practicable after the date he elects in writing to receive it. Under such circumstances, the Executive shall receive the supplemental pension benefit described in Section 5(a), except that, for purposes of determining the amount of the supplemental pension benefit, the applicable percentage set forth on the schedule attached hereto as Exhibit I shall be substituted for sixty percent (60%) in paragraph 5(a)(1). If the Executive quits or retires without having given the proper written one-year's notice (or such shorter notice as the parties may have consented to in writing, which consent may be unreasonably withheld by the Corporation), neither he nor his spouse shall be entitled to any supplemental pension benefits hereunder. By way of illustration, if the Executive gives his one year written notice to the Board of Directors during his fifty-sixth (56th) year, in which case he would be entitled to retire one year later, at which time his latest attained age will be 57, he will be eligible to receive at age 57 the difference between 44% of his Average Annual

Compensation (the applicable percentage set forth in Exhibit 1) and the deductions or offsets described in Section 5(a). For a retiree age 57, there are, as of the date of this agreement, no such deductions or offsets applicable. However, when the Executive attains age 60, he may become entitled to a benefit under the Pension Plan. At that time, therefore, his supplemental pension benefit hereunder would be reduced to reflect the benefit which would be payable in the normal form of annuity payment to the Executive under the Pension Plan, even if he does not elect to receive it. Similarly, when the Executive reaches age 62, thereby becoming entitled to a social security benefit, his supplemental pension hereunder will be further reduced to reflect that social security benefit whether or not the retired Executive elects to receive it. In all respects other than the calculation of the Executive's Average Annual Compensation, the supplemental pension benefits of the Executive will be determined by reference to Section 5(a).

                  By way of further example, using the same notice and retirement date as set forth in the preceding example, if the Executive retires during his 57th year, he could defer receipt of his supplemental pension benefit until he reaches age 62, at which time he could begin receiving a supplemental pension equal to the difference between 60% of his Average Annual Compensation (the applicable percent set forth in Exhibit 1) less any offsets or deductions as described above.

                  As a final example, if the Executive quits his employment with the Corporation without having given the requisite notice, then regardless of his age or years of service with the Corporation, neither the Executive nor his spouse will be entitled to any supplemental pension benefits under this paragraph 5(b)(l)(i).

                  5(b)(1)(ii) If the Executive dies after having begun to receive his supplemental pension, his surviving spouse, if any, shall receive one-half of the supplemental pension benefit that he had been receiving pursuant to paragraph (b)(1)(I) at the time of his death. If the Executive dies after retiring pursuant to this Section, but before having begun to receive his supplemental pension benefit (as would occur for example, if he defers receipt of said benefit), the surviving spouse shall have the right to elect to begin receiving a supplemental pension benefit equal to one-half of the supplemental pension benefit that he executive would have been receiving at the time of his death had he elected to have his supplemental pension begin on the first day of the month following the date on which he died, to be payable as soon thereafter as is practicable. The surviving spouse's election shall be made by providing written notice to the Corporation's Director of Compensation and Benefits of the Chairman of the Compensation Committee of the Board of Directors of the Corporation of her desire to receive her supplemental pension benefit, which written notice shall state the date she desires to begin receiving hr supplemental pension benefit, and which election shall be binding and irrevocable once payment s to have her commenced. If the surviving spouse elects to receive her supplemental pension benefit after the first day of the month following the date of the Executive's death, the amount of said benefit will be equal to one-half of the amount the Executive would have received on the date the surviving spouse begins receiving said benefit had the Executive lived to that date. For example, if the Executive retired in his 57th year, and died one year later, but before beginning to receive his supplemental pension benefit until the Executive would have reached age 60, at which time she would receive one-half of what he would have received had he lived until the date payment of the supplemental pension benefit to the surviving spouse begins.

                  5(b)(2)(i) If the Executive is continuously employed by the Corporation for at least five years, i.e., until June 16, 1989, and, thereafter, the Executive's employment is terminated by the Corporation other than for cause, as set forth in Section 10(a), or thereafter the Executive's employment is terminated as a result of his permanent incapacity, as set forth in Section 7(d), the Executive shall be eligible to begin receiving the supplemental pension benefit provided for in accordance with Section 5(a) upon his reaching age 55, (or such later age as he elects pursuant to the election procedure set forth in Section (b)(1)(i) hereof, which procedure is incorporated herein by reference) and upon completion of any time period during which the Executive continues to receive the equivalent of his Annual Salary as set forth in sections 7(d) and 10(b), whichever is later, except that for purposes of calculating the amount of the supplemental pension benefit, the percentage set forth in Exhibit 1 shall be substituted for sixty percent (60%) in paragraph 5(a)(1). For purposes of determining the Executive's number of years of service, the period during which he receives the equivalent of his Annual Salary after being terminated on account of his permanent incapacity pursuant to Section 7(d) shall be included in the number of years that he was otherwise employed by the Corporation and the equivalent of his Annual Salary paid during that period shall be included in his annual compensation for the purpose of calculating his Average Annual Compensation. The time period during which he receives the equivalent of his Annual Salary after being terminated pursuant to Section 10(b) shall not be included in determining the number of years of service.

                  By way of illustration, if the Executive is terminated other than for cause pursuant to Section 10(b) on his sixth employment anniversary date, and he elects to receive the supplemental pension benefit after reaching age 57, he would receive 7.3% (the applicable percentage set forth in Exhibit
1), of his Average Annual Compensation for purposes of calculating his supplemental pension benefit in accordance with Section 5(a). If, assuming the same termination date, he elects to receive the supplemental pension after reaching 65 years of age, he would receive 23.3% of his Average Annual Compensation in making the calculation set forth in 5(a).

                  By way of further illustration, if the Executive is terminated pursuant to Section 10(b) at age 56, at which time he would have more than seventeen years of service, and, after he has received full payment of the three years' salary benefits as set forth in Section 10(b), he elects immediately to receive a supplemental pension benefit, he would receive 48% of his Average Annual Compensation in making the calculation in Section 5(a) (the applicable percentage set forth in Exhibit 1 at age 59). If, assuming the same termination date, the Executive elects to receive his pension after reaching age 65, he would receive 60% of his Average Annual Compensation in making the calculation.

                  As a final example, if the Executive is terminated as a result of his permanent incapacity in accordance with Section 7(d) on his sixth employment anniversary date, and he then receives the equivalent of his Annual Salary for three years, his number of years of service would be nine (six years of employment and the receipt of the equivalent of his Annual Salary for three years after being terminated on account of his permanent incapacity) and, if he elects to begin receiving his supplemental pension benefit at age 57, he would receive 17.3% (the applicable percentage in Exhibit 1) of this Average Annual Compensation for purposes of calculating his supplemental pension in accordance with 5(a).

                  In addition, in calculating the amount of the offset for Primary Social Security and the other offsets and reductions listed in Section 5(a), it shall be conclusively presumed that the Executive started to receive those benefits as soon as he was eligible for them, without regard to whether he was actually receiving them. To illustrate the foregoing, in the preceding example, when the Executive was terminated at age 56 pursuant to Section 10(b) and elected to receive an immediate supplemental pension benefit after full payment of his three year salary benefit, at which time he would be 59, his supplemental pension would be equal to 48% of his Average Annual Compensation. It would not be reduced for any pension benefit under the Pension Plan as it currently exists because under that Plan, there is no provision for an early retirement benefit prior to age 60. However, when the Executive attains age 60, his supplemental pension benefit hereunder would be reduced dollar-for-dollar by the amount which he could receive at age 60 in the normal form of annuity payment from the Pension Plan, whether or not he elects to receive benefits at that time from the Pension Plan. Similarly, if the Pension Plan is hereafter amended to provide an earlier retirement benefit prior to a participant attaining age 60 and the Executive becomes eligible for such a benefit, his supplemental pension will be reduced by the amount which he could receive as an early retirement benefit in the normal form of annuity payment from the Pension Plan whether or not he elects to receive such benefit. Furthermore, when the Executive attains age 62, he would then have become eligible (under the law in force at the date of this Agreement), to receive a primary social security benefit, and his supplemental pension hereunder would be further reduced dollar-for-dollar by the amount of such social security benefit as he would have been entitled to receive whether or not he elected to receive that social security benefit.

                  5(b)(2)(ii) If the Executive dies after he begins receiving his supplemental pension benefit as set forth in 5(b)(2)(i), his surviving spouse, if any, shall be entitled to one-half of the supplemental pension benefit that he was receiving at the time of his death. If the Executive dies before age 55 whether before or after the termination of his employment with the Corporation (but not after a termination of his employment by the Corporation for cause pursuant to Section 10(a)) thereby never having received a supplemental pension benefit as set forth in 5(b)(2)(i), the surviving spouse shall be eligible to receive, beginning on the date the Executive would have attained age 55 or on any later date selected by the surviving spouse, one-half of the supplemental pension benefit the Executive would have been entitled to receive had he lived and begun to receive his supplemental pension benefit as set forth in 5(b)(2)(i) on the date payment of the supplemental pension benefit to the spouse begins. If the Executive dies after age 55 whether before or after the termination of his employment with the Corporation (but not after a termination of his employment by the Corporation for cause pursuant to Section 10(a)) but before beginning to receive a supplemental pension benefit as set forth in 5(b)(2)(i), the surviving spouse shall be eligible to receive, beginning on the first day of the calendar month following the date of the Executive's death or any later date selected by the surviving spouse, one-half of the supplemental pension benefits the Executive would have been entitled to receive had he lived and begun to receive his supplemental pension benefit as set forth in 5(b)(2)(i) on the date payment of the supplemental pension benefit to the spouse begins. Whether the executive dies before or after age 55, the surviving spouse shall have the right to elect the receipt of her supplemental pension benefit in accordance with the provisions and procedures relating thereto as set forth in 5(b)(1)(i) and 5(b)(2)(i). For example, if the Executive dies before age 55, the surviving spouse cannot elect to begin to receive her supplemental pension until the Executive would have reached age 55, and, as set forth in Section 5(b)(1)(ii), the surviving spouse also has the right to elect receipt of her supplemental pension benefit on a date he would have reached a later age. Similarly, if the Executive dies after age 55 but before beginning to receive his supplemental pension benefit, the surviving spouse can either elect to begin receiving her supplemental pension benefit as soon as practicable thereafter, or she can elect to receive it at a later date.

                  By way of further illustration, if the Executive dies on July 1, 1992, at which time he would have been continuously employed by the Corporation for eight years, and the surviving spouse gives her written notice of her desire to receive a supplemental pension commencing on February 19, 2001, the date the Executive would have turned age 55, her supplemental pension would be paid on the basis of 5% of the Executive's Average Annual Compensation (that is, one-half (1/2) of 10%, the applicable percentage shown on Exhibit 1 after eight years of service and receiving the pension at age 55). By way of further example, if the Executive dies in his fifty-sixth year, at which time he would have been continuously employed for at least 17 years, his surviving spouse will be entitled to the three-year Annual Salary benefit as set forth in Section 8 and after that benefit has been completely paid to her, if she elects to immediately thereafter receive the supplemental pension by giving the Board of Directors written notice thereof, she will be entitled to a supplemental pension paid on the basis of twenty-four percent (24%) of the deceased Executive's Average Annual Compensation (that is, one-half (1/2) of forty-eight percent (48%), the applicable percentage shown on Exhibit 1 at age 59).

                  (c)(1) If, at any age, the Executive's employment is terminated by the Corporation for cause, as set forth in Section 10(a), no supplemental pension benefits shall be payable under this Agreement.

                  (c)(2) With respect to the supplemental pension benefit payable under Section 5(a) or (b), the following provisions shall apply: (1) after the payment of the supplemental pension benefit commences, there shall be no adjustments thereto for any subsequent increases in the Executive's employer-provided retirement income benefits payable under the qualified defined benefit plans, qualified defined contribution plans, and/or qualified money purchase plans of other employers or under Social Security or under the Pension Plan; (2) any time period during which the Executive or his surviving spouse is receiving the equivalent of the Executive's Annual Salary after his termination or death shall not be included in his years of service for purposes of determining the percentage of his Average Annual Compensation to be used in calculating the supplemental pension except, as set forth in Section 5(b)(2)(i), for that time period during which the Executive is receiving the equivalent of his Annual Salary after being terminated on account of his permanent incapacity in accordance with Section 7(d), and, except as set forth in Section 10(d), for that period beginning on the date of the Executive's deemed or actual involuntary termination of employment without cause following a change in control described in Section 11 of this Agreement and ending on the later of December 31, 1998 or the third anniversary of said termination of employment; and (3) the phrase "years of service" shall include all that time since the Executive's date of hire by the Corporation on June 16, 1984. In calculating years of service, if the Executive is terminated without cause pursuant to Section 10(b), the number of full calendar months that the date of his termination exceeds his employment anniversary date shall be included, on a pro-rata basis, in determining the applicable percentage set forth in the schedule attached hereto as Exhibit 1. For example, the Executive's employment anniversary is June 16; theretofore, if he is terminated on January 16, 1993, eight years and six full calendar months after his date of hire, and he elects to receive his supplemental pension benefit at age 58, the percentage of his Average Annual Compensation that would be used in calculating his benefit would be 17.65% (one-half of the percentage between eight years of service and nine years of service assuming receipt of the benefit at age 58, as set forth in
Exhibit 1). If the Executive retires or is terminated as a result of his permanent incapacity in accordance with 7(d), the number of months he has been employed after his separation date will not be included on a pro-rata basis in determining his years of service (in the case of a termination pursuant to Section 7(d), the Executive is already receiving credit for additional years of service pursuant to Section 5(b)(2)).

                  (c)(3) In addition to the form of payment set forth under
Section 5(a) or (b), at the election of the Executive or his surviving spouse, whichever is applicable, supplemental pension benefits may also be paid in the form of sixty (60) equal monthly installment payments. The first such installment payment shall be paid on the date that the Executive or surviving spouse, whichever is applicable, would have commenced payments of supplemental pension benefits under Section 5(a) or (b). Actuarial Equivalent amounts will be used. A single lump sum, payable at early or normal retirement age, will be determined based upon the Copperweld Corporation Pension Plan definition of Actuarial Equivalent benefit. This single lump sum will be converted into sixty
(60) equal monthly installments using an interest rate for investment grade corporate bonds with a five (5) year maturity determined within the 30 (thirty) day period in which the Participant's benefit is to commence. Such determination will be made by Copperweld's actuarial consultant and approved by Copperweld's pension committee.

         6. COVENANT AGAINST COMPETITION. The Executive agrees that (i) at all times during the term of this Agreement, and (ii) for two years after the Executive retires or is terminated for any reason, and (iii) any time in which the Executive is receiving an Annual Salary from the Corporation, or the equivalent of his Annual Salary from the Corporation, after this Agreement has been terminated, the Executive will not directly or indirectly engage in any business which is substantially competitive with any business then actively conducted by the Corporation, either as owner, partner or officer, or employee of such a business then actively conducted by the Corporation, either as owner, partner or officer, or employee of such a business, and the Executive will not consult with any such competitive business; provided, however, that ownership by the Executive of not more than five percent (5%) of the outstanding shares of stock of any such business listed on any national stock exchange or of not more than twenty-five percent (25%) of the stock of any such business not so listed shall not be deemed to amount to a violation of this covenant. With respect to any directorship of business enterprises to which the Executive was first elected after February 29, 1988, the maintenance or retention of such directorship shall not be deemed to amount to a violation of this covenant if, prior to accepting any such directorship, or prior to the acceptance of a reelection of such directorship, the Executive seeks and secures the prior approval of the Board of Directors of the Corporation. The maintenance or retention of a directorship to which the Executive was first elected prior to March 1, 1988 shall not be deemed to amount to a violation of this covenant.

         7. DISABILITY.

(a) If, because of illness or otherwise, the Executive should become disabled from performing his duties hereunder, the Executive shall be entitled to a leave of absence from the Corporation for the duration of any such disability for a period or periods of up to, but not exceeding, one (1) year in the aggregate in any four (4) consecutive years. During any such leave of absence, the Executive's compensation and status as an employee hereunder shall continue as provided herein; provided, however, that amounts, if any, payable to the Executive under any Disability Income Plan of the Corporation will be offset against the Executive's compensation which is payable under this Agreement.

(b) The Executive shall be deemed to be permanently incapacitated only if and when either (i) such leaves of absence for disability shall have been continued for more than one (1) year in the aggregate in any four (4) consecutive years, or (ii) a single leave of absence for disability shall have continued for a period of six (6) consecutive months and thereafter, upon impartial medical advice which shall have been certified to the Corporation that the disability under (i) or (ii) above is such that it will substantially impair the Executive's ability to perform his duties hereunder.

(c) In calculating the four consecutive year period set forth in subsection (b) hereof, that period shall be deemed to begin on the first day of the calendar month during which the Executive is first absent on account of the state or condition which leads to his permanent incapacity hereunder. In calculating the period of six consecutive months referred to in subsection (b) hereof, that period shall be deemed to begin on the first day of the calendar month in which the Executive is first absent on account of the state or condition which leads to his permanent incapacity hereunder.

(d) If the Executive becomes permanently incapacitated, as specified in Section 7(b) above, the Corporation may terminate the employment of the Executive hereunder by giving the Executive (or his personal representative) written notice of such termination during the continuance of such disability and, in lieu of any further salary, the Corporation shall pay to the Executive as soon as practicable, as a disability allowance, a sum equivalent to three (3) years' salary at the Annual Salary rate in effect at the date of the permanent incapacity, which sum shall be payable to the Executive or to his estate (incompetent's or decedent's) in thirty-six (36) equal monthly installments. The monthly installments described in the preceding sentence shall be reduced by the monthly amounts (if any) payable to the Executive under any Disability Income Plan of the Corporation after the date of the permanent incapacity therein described. Such termination shall not effect the Corporation's obligations hereunder apart from salary including, without limitation, the Corporation's obligations, if any, under Section 5 hereof.

         8. BENEFIT IN EVENT OF DEATH DURING EMPLOYMENT. If the Executive should die during his employment with the Corporation, then an amount equal to three times the Annual Salary in effect at the date of the Executive's death shall be paid in thirty-six (36) equal monthly installments to the beneficiary or beneficiaries designated by the Executive to the Corporation in writing or absent such a designation, to his estate, which payments will begin as soon as practicable after his death. Further, if the Executive dies while in employment after attaining age 62 and prior to attaining age 65, the amount payable under this Section 8 to his beneficiary or beneficiaries, or to his estate, shall be reduced by 1/36th for each full month after the Executive's sixty-second (62nd) birthday and the date he died. Amounts payable hereunder shall be paid in equal monthly installments for thirty-six
(36) months or for that number of months between the date of the Executive's death (after age 62) and the date he would have attained age 65 had he lived, whichever is less.

         9. WITHHOLDING OF APPROPRIATE TAXES. It is understood and agreed by the parties hereto that the Corporation shall with-hold appropriate taxes from compensation and with respect to any economic benefits herein provided when such withholding is, in the reasonable judgment of the Corporation, required by law or regulation.

         10. INVOLUNTARY TERMINATION OF EMPLOYMENT.

                  (a) The Corporation may terminate the employment of the Executive for cause at any time, in which event this Agreement shall automatically terminate in its entirety (except for the obligations of the Executive set forth in Section 6), and no further payments whatsoever shall be due to the Executive or to any beneficiary or his estate hereunder. Termination shall be deemed to be "for cause" only if such termination is by reason of conviction of a felony or by reason of any act, or failure to act, by the Executive, in bad faith and to the material detriment of the Corporation, as determined by the Board of Directors of the Corporation acting reasonably upon the substantial evidence before it. Notwithstanding the foregoing, the Board of Directors of the Corporation may, in its discretion, if it feels warranted under the circumstances, award some termination payment to the Executive.

                  (b) If, prior to reaching age 65, the Board of Directors terminates the Executive's employment other than for the reasons set forth in Sections 7(d) and 10(a) of this Agreement, the Corporation shall pay to the Executive from its general funds, an amount equal to three (3) times the amount of the Executive's Annual Salary; provided, however, the amount payable hereunder shall be reduced by 1/36 for each full month after the Executive's sixty-second (62nd) birthday to the date of termination. Amounts payable hereunder shall be paid in equal monthly installments for thirty-six (36) months, or for that number of months between the date of termination and the Executive's sixty-fifth (65th) birthday, whichever is less. In the event of the Executive's death before the expiration of such period, the remaining payments hereunder shall be made to the beneficiary or beneficiaries designated by the Executive to the Corporation in writing or, absent such a designation, to his estate. If the Corporation terminates the Executive's employment under this
Section 10(b), it shall also continue to provide for a period of three years, or until the Executive's death, whichever event occurs first, that group medical, dental and life insurance coverage which is generally applicable to the Corporation's salaried employees.

                  (c) If the Corporation terminates the Executive's employment without cause prior to December 31, 1995, then, in addition to the equivalent of the three years Annual Salary and benefit coverage set forth above, he shall be provided with the benefit coverage set forth above and receive, in equal monthly installments, the amount of his Annual Salary from the date he is terminated until December 31, 1995. In addition, if the Corporation terminates his employment without cause prior to June 30, 1989, then, for purposes of determining his eligibility for a supplemental pension benefit under 5(b)(2) and his years of service for purposes of Section 5(b)(2) hereof it will be conclusively presumed that he was employed through June 30, 1989.

                  (d) If, within six months of a change of control described in
Section 11, (i) the Executive's positions and offices with the Corporation are changed, or there is an official, formal announcement of an intention to do so, and the Executive thereupon voluntarily resigns his employment with the Corporation (which resignation is treated as a termination by the Corporation without cause under Section 11), or (ii) the Executive's Annual Salary is reduced from its current level, or there is an official, formal announcement of an intention to do so, and the Executive thereupon voluntarily resigns his employment with the Corporation (which resignation is treated as a termination by the Corporation without cause under Section 11), or (iii) the Executive's employment with the Corporation is terminated by the Corporation without cause, then notwithstanding anything to the contrary, his and his surviving spouse's eligibility for a supplemental pension benefit under Section 5 and the amount of said supplemental pension benefit shall be determined as if, during the period beginning on the date of said resignation or termination of employment and ending on the later of December 31, 1998 or the third anniversary of said resignation or termination of employment, he were employed by the Corporaiton and in receipt of Annual Salary from the Corporation at the highest rate in effect under Section 4(a) of this Agreement.

                  By way of illustration, if, as the result of a change in control described in Section 11, the Executive's employment with the Corporation terminates on his twelfth employment anniversary date under the circumstances described in this Section 10(d), and if he elects to receive the supplemental pension benefit under Section 5 after attaining age 55, he would receive 33.3% (the applicable percentage set forth on Exhibit 1) of his Average Annual Compensation for purposes of making the calculation under Section 5, based on his fifteen years of service (twelve years of employment and three years of presumed employment pursuant to this Section 10(d)). If, assuming the termination of the Executive's employment with the Corporation under the same circumstances, he elects to receive the supplemental pension benefit under
Section 5 after attaining age 65, he would receive 53.3% of his Average Annual Compensation in making the calculation under Section 5.

                  By way of further illustration if, following the termination of the Executive's employment with the Corporation under the same circumstances, the Executive dies on July 1, 1997 and his surviving spouse elects to receive a supplemental pension benefit under Section 5 commencing on February 19, 2001, the date the Executive would have attained age 55, her supplemental pension benefit would be paid on the basis of 16.65% of the Executives' Average Annual Compensation (that is, one-half (1/2) of 33.3% the applicable percentage shown on Exhibit 1 for fifteen years of service and a supplemental pension benefit commencing at age 55).

         11. CIRCUMSTANCES WHICH EXECUTIVE MAY CONCLUSIVELY DEEM TO BE A TERMINATION WITHOUT CAUSE. In the event of any change in control of the Corporation, defined to mean (a) the sale of substantially all of the Corporation's assets to an unrelated party, or (b) a merger of the Corporation with an unrelated party, or (c) Imetal's beneficial ownership of less than 50% of the Corporation's issued and outstanding voting shares together with an unrelated party's beneficial ownership of a quantity of the Corporation's issued and outstanding voting shares equal to or greater than the number of shares owned by Imetal, with the term "unrelated party" understood to mean for purposes of this Article 11 any entity or group of related entities (including individuals, partnerships, corporations or trusts) not directly or indirectly controlled by the Corporation; or (2) if the Executive's positions and offices with the Corporation set forth in Section 1 are changed or there is an annoucement of an intention to so change them, or (3) if the Executive's Annual Salary is reduced from its then current level; the Executive shall be entitled to resign voluntarily within six (6) months of any of the foregoing events, and to have such resignation treated as a termination by the Corporation without cause, thereby entitling the Executive to all benefits under this Agreement arising from such a termination.

                  Notwithstanding the foregoing, the following limitations and restrictions shall apply with respect to the payment of amounts equal to the Executive's Annual Salary and provision for benefits coverage: In the event any change in control as set forth in (a), (b), and (c) of this paragraph 11 occurs prior to December 31, 1995 and the Executive elects in accordance with the above provisions to treat it as a termination without cause, the Executive shall be entitled to the benefits set forth in section 10(b), 10(c) and 10(d) except that in no event shall he be entitled to receive more than sixty (60) months of salary continuation and benefits coverage, nothwithstanding anything contained in this Agreement to the contrary.

         12. FAILURE TO ELECT EXECUTIVE TO THE OFFICES PROVIDED HEREIN. If the Board of Directors of the Corporation shall fail to elect or reelect the Executive to the positions and offices described in Section 1 hereof for the periods provided in this Agreement (for reasons other than that the Executive shall have become permanently incapacitated or by reason of the operation of
Section 10 hereof), the Executive shall be entitled to treat such failure as a termination by the Corporation without cause thereby entitling the Executive to all benefits under this Agreement arising from such a termination.

         13. SUPERSEDING EFFECT - ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understanding, oral or written, with respect to employment of the Executive and constitutes the entire agreement with respect thereto. It cannot be changed or terminated orally and may be modified only by a sub-sequent written agreement executed by both the parties hereto.

         14. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         15. NON-ASSIGNABILITY BY EXECUTIVE. This is a personal services agreement which may not be assigned by Executive. Any assignment in violation of this covenant shall be null and void.

         16. SUCCESSORS AND ASSIGNS. Except as otherwise provided in Section 15 of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         17. PAYMENT OF LEGAL FEES AND COSTS. The Company hereby agrees to reimburse Executive or his surviving spouse to the fullest extent permitted by law, for any legal and other fees and expenses that Executive or his surviving spouse may reasonably incur in connection with any action taken or contest threatened or implemented relating to the enforcement, validity or interpretation of any provision of the Plan, including actions brought to establish entitlement to payments or benefits hereunder, regardless of the outcome thereof, plus in the case of any money judgment obtained under this Plan against the Company, interest at the rate of ten per cent (10%) per annum. Executive or his surviving spouse shall present to the Company an itemized statement, together with reasonable proofs of payment required by the Company required by the Company, of all legal fees and expenses for which Executive or his surviving spouse requests reimbursement. The Company shall reimburse Executive or his surviving spouse within ten (10) days of receipt of such itemized statement and documentation.

                  IN WITNESS WHEREOF, the Executive has signed and sealed this Agreement and the Corporation has caused this Agreement to be executed by a duly authorized person and its Corporate seal to be hereunto affixed the day and year first above written.

WITNESS:                                   JOHN D. TURNER

                                                                          (SEAL)
----------------------------------         -------------------------------------

ATTEST:                                    COPPERWELD CORPORATION

                                           By:                            (SEAL)
----------------------------------            ----------------------------------
                                                WILLIAM T. MARX, CHAIRMAN
                                                EXECUTIVE COMPENSATION
                                                COMMITTEE